Exhibit 3.6

AMENDMENT

TO

THIRD AMENDED AND RESTATED
OPERATING AGREEMENT

OF

LANGELOTH METALLURGICAL
COMPANY LLC

a Colorado limited liability company

This Amendment to the Third Amended and Restated Operating Agreement of Langeloth Metallurgical Company LLC (this “Amendment”) is made and entered into October 26, 2006 by Thompson Creek Metals Company, a Colorado corporation, (the “Member”), witnesseth:

Whereas, the Member is the only member of Langeloth Metallurgical Company LLC, a Colorado limited liability company (the “Company”);

Whereas, the Member has executed and delivered the Third Amended and Restated Operating Agreement of the Company, effective as of July 27, 1998 (the “Agreement”), and the Member desires to amend the Agreement as and to the extent set forth in this Amendment;

Whereas, Section 13.5 of the Agreement provides that the Agreement may be amended by a writing signed and delivered by the Member;

Whereas, this Amendment constitutes a writing signed and delivered by the Member;

Now therefore, for and in consideration of the above recitals, the agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Member covenants and agrees as is set forth in this Amendment.

SECTION 1.
AMENDMENTS TO THE AGREEMENT

1.             The Agreement is hereby amended by deleting Article X, Transferability, in its entirety and replacing it as stated below:

“ARTICLE X

DISPOSITION

10.1 Disposition.  A Member’s Membership Interest is transferable either voluntarily or by operation of law.  A Member may dispose of, hypothecate or pledge all or a portion of such Member’s Membership Interest.  In the event of the transfer of less than all of a Member’s Membership Interest, the transferee shall be admitted on such terms and conditions as such Member and the Additional Member shall agree upon.  In the event of the transfer of a Member’s entire Membership Interest, the transferee shall succeed to all such Member’s rights under this Agreement.”

2.             Article XI, Additional Members, is hereby amended in its entirety as stated below:

“11.1 Additional Members.  From the date of the formation of the Company, any Person acceptable to the Members by their unanimous vote thereon may become a Member in the Company through the issuance by the Company of Membership Interests for such consideration as the Members by their unanimous votes shall determine, subject to the terms and conditions of this Operating Agreement.  In addition, a transferee of a Member’s Membership Interest or any portion thereof shall immediately become a Member of the Company.  No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.  The Manager or Manager(s) may, at his or their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.”

3.             Article XIII, Miscellaneous Provisions, is hereby amended to include the following provision:

“13.17 Membership Interests as Securities.  Membership Interests are securities governed by the Uniform Commercial Code as adopted in the State of Colorado.

4.             If any conflict exists between the terms of this Amendment and the terms of the Agreement, such conflict shall be resolved in favor of this Amendment.  Except as modified by this Amendment, the Agreement shall continue in full force and effect.

5.             This Amendment will be binding upon the Members and inure to the benefit of their respective successors and assigns.”

SECTION 2
MISCELLANEOUS

1.             Agreement in Counterparts.  This Amendment and any amendments hereto may be executed and delivered by facsimile and in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

2.             Facsimile Signatures.  Facsimile signatures to this Amendment shall have the same force and effect as original signatures.

3.             Governing Law.  THE INTERNAL LAWS OF THE STATE OF COLORADO SHALL GOVERN THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE MEMBERS.

Thompson Creek Metals Company,
a Colorado corporation and the Company’s sole
Member

By:	/s/

Name: Derek Price

Title: Chief Financial Officer